EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


The following are wholly-owned subsidiaries of MOCON, Inc.:

Name of Entity                                   Jurisdiction of Organization
--------------                                   ----------------------------
Microanalytics Instrumentation Corporation       Texas
Lab Connections, Inc.                            Minnesota
MoCon FSC, Inc.                                  Barbados